EXHIBIT 99.01

Chegg Reports Third Quarter 2021 Financial Results
Increases Securities Repurchase Program By $500 Million

SANTA CLARA, Calif., November 1, 2021 /BUSINESS WIRE/ -- Chegg, Inc. (NYSE:CHGG), today reported financial results for the three months ended September 30, 2021.

“Over the last year and a half, we experienced extraordinary growth and, in midst of a strong year, had a solid third quarter, growing Chegg Services revenue 23% year-over-year. However, in late September it became clear to us that the education industry is experiencing a slowdown that we believe is temporary and is a direct result of the COVID-19 pandemic,” said Dan Rosensweig, CEO & President of Chegg, Inc., “Despite these trends, our team continues to execute at a high level. Chegg is in an excellent position to come out of this stronger than ever and take advantage of the opportunities before us.”

In November 2021, our board of directors approved a $500.0 million increase to our existing securities repurchase program authorizing the repurchase of up to $1.0 billion of our common stock and/or convertible notes.

Q3 2021 Highlights:

•Total Net Revenues of $171.9 million, an increase of 12% year-over-year
•Chegg Services Revenues grew 23% year-over-year to $146.8 million, or 85% of total net revenues, compared to 77% in Q3 2020
•Net Income was $6.7 million
•Non-GAAP Net Income was $33.9 million
•Adjusted EBITDA was $46.4 million
•4.4 million: number of Chegg Services subscribers, an increase of 17% year-over-year
•229 million: total Chegg Study content views

Total net revenues include revenues from Chegg Services and Required Materials. Chegg Services primarily includes Chegg Study, Chegg Writing, Chegg Math Solver, Chegg Study Pack, Mathway, and Thinkful. Required Materials includes print textbooks and eTextbooks.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net income (loss), and adjusted EBITDA to net income (loss), see the sections of this press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

Fourth Quarter 2021

•Total Net Revenues in the range of $194 million to $196 million
•Chegg Services Revenues in the range of $175 million to $177 million
•Gross Margin between 70% and 71%
•Adjusted EBITDA in the range of $67 million to $69 million

Full Year 2021

•Total Net Revenues in the range of $762 million to $764 million
•Chegg Services Revenues in the range of $657 million to $659 million
•Gross Margin between 65% and 66%
•Adjusted EBITDA in the range of $255 million to $257 million

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net income (loss) to EBITDA and adjusted EBITDA for the fourth quarter 2021 and full year 2021, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Income (Loss) to EBITDA and Adjusted EBITDA.”

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you Tracey, and welcome everyone to Chegg’s Q3 2021 earnings call. Over the last year and a half, we experienced extraordinary growth and, in the midst of a strong year, had a solid third quarter. However, in late September it became clear to us that the education industry is experiencing a slowdown that we believe is temporary. This industry-wide dynamic was unanticipated and is a direct result of the COVID-19 pandemic. A combination of variants, increased employment opportunities and compensation, along with fatigue, have all led to significantly fewer enrollments than expected this semester. And those students who have enrolled are taking fewer and less rigorous classes and are receiving less graded assignments. We believe this is a post pandemic impact that will affect this school year but is not sustainable for higher education long term. Learning sites and apps, both free and paid, in the U.S. and Canada have experienced significantly reduced traffic since the fall semester began. Despite these trends, our team continues to execute at a very high level. In fact, Chegg has experienced year-over-year increases in retention and adoption of the Chegg Study Pack which has positively impacted our ARPU by 5% in Q3.

In the rest of the world, we continue to see very robust subscription and revenue growth. While still early, international is clearly becoming a meaningful part of our business, and we have already exceeded our target of 1 million international subscribers. We believe that, in time, international will be larger for us than the U.S. This is why we are investing in key areas such as localization of content and language as well as our e-commerce and pricing platform. These infrastructure investments will allow us to take local currency and offer both variable and local pricing, and we believe these capabilities will help increase penetration in large untapped markets where pricing is a major variable for success. We should be ready to leverage these investments by the fall of 2022.

At a global level, students are increasingly turning to the internet and Chegg to improve their learning and outcomes. Domestically, personalization, expanding beyond the textbooks to courses, and supporting additional non-STEM subjects remain our focus to increase our domestic TAM. Chegg is uniquely positioned to personalize each student’s learning journey and bring them additional services because we have so many subscribers, so much data, and such relevant content. Therefore, we have the ability to personalize and expand the value we offer existing customers and create new value for our new customers. A great example of this is our investment in Uversity, which is off to a very strong start. Although early, and not yet live for students, we have already received over 20,000 pieces of content, in STEM and non-STEM subjects, from faculty at over 700 schools, including many of the most prestigious schools in the world, who will help students learn while earning more for themselves. This offering has been so popular with faculty that we have already paid over 4 million dollars to educators. We are excited for the future of Uversity, which is building stronger relationships with institutions and professors, and we are grateful for the passion these educators from around the world are showing to furthering education and support for students through Chegg.

The degree-based pathway will continue to be very large in the United States, and we expect that it will grow again after the pandemic, but one of the lessons we see is just how much technology influences and empowers the world. Therefore, we are increasing our investment in digital skills training, which is important to an increasing percentage of the population around the world. Within the space, one of the key trends is more employers providing skilling, reskilling, and upskilling to their current employee base and using this benefit to attract new employees. That is why we are excited to announce our new partnership with Guild, which will launch next year. Guild is a leader in serving large corporations where the employer’s offering to pay for the employees’ undergraduate degrees as well as provide skilling and upskilling curriculum. Thinkful courses will be offered to employees at relevant companies through the Guild platform creating a new opportunity for domestic growth.

As we look ahead, we remain strong believers in the growth of online education support and skills services around the world. As we manage through this moment in time, we will remain focused on building long-term value for both learners and our shareholders. The last two years have created a situation nobody could have anticipated and have clearly temporarily affected the higher education industry. But what is also clear is that more people are going to learn more things, especially online, and that will only create more opportunity for Chegg. We remain the market leader, with a beloved brand, a strong moat, and our services continue to help millions of learners all around the world, as students rely on us to learn their course material and better understand concepts, which improves their outcomes. We are in a great position to come out of this temporary slowdown stronger than ever and take advantage of the opportunities before us and, through it all, we remain focused on our long-term mission of putting students first in everything that we do.

And with that I will turn it over to Andy. Andy…

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

As Dan mentioned earlier, we had a good Q3. Most of our financial and business metrics came in at or above our expected ranges, despite industry headwinds in our North American markets that emerged late in the quarter. As a result, we are reducing our guidance for Q4 and full year 2021. In addition, given the timing and nature of these uncertainties and the fact that the school year is seasonal, we will provide our initial full year 2022 guidance in February, when we will have additional data to better inform our forecast. We believe in the long-term opportunity, and as such we will continue to invest in our tech and engineering capabilities, the personalization of our platform, and the breadth, depth and delivery of our content. As the leader in the category that continues to grow, we believe these investments will put us in an even stronger position.

Looking specifically at the third quarter, total revenue came in at $172 million, driven by a 23% year-over-year increase in Chegg Services, this was offset by a decrease in Required Materials which was impacted by lower enrollment and the nationwide worker shortages that created longer lead times.

Gross margin came in at the high end of our forecast at 61%, as our higher margin Chegg Services revenue contributed more to total revenue than we expected, resulting in adjusted EBITDA of $46 million, increasing 45% year-over-year.

We ended the quarter with approximately $2.6 billion of cash and investments, and as such we are navigating the current environment from a position of strength. We will use our balance sheet to create shareholder value, which includes buying back securities during times of value dislocation and to that end we announced today that we have increased our securities buyback program by $500 million. In addition, we believe the combination of our balance sheet and cash flows put us in the pole position to acquire assets should they become available at the right price.

Moving on to guidance. For Q4 we now expect:

•Total revenue between $194 and $196 million, with Chegg Services revenue between $175 and $177 million;
•Gross margin between 70 and 71 percent;
•And adjusted EBITDA between $67 and $69 million.

As a result, for full year 2021, we now expect:

•Total revenue between $762 and $764 million, with Chegg Services revenue between $657 and $659 million;
•Gross margin between 65 and 66 percent;
•And adjusted EBITDA between $255 and $257 million.

In closing, we had a solid third quarter and while we are navigating this temporary industry slowdown, we are more excited than ever about the opportunities ahead of us and the future of our business. We have a great brand with students, an incredible business model with a strong balance sheet, we are executing well, and we are increasing investments to expand our services and capture growth opportunities.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Daylight Time (or 4:30 p.m. Eastern Daylight Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Daylight Time (or 7:30 p.m. Eastern Daylight Time) on November 1, 2021, until 8:59 p.m. Pacific Daylight Time (or 11:59 p.m. Eastern Daylight Time) on November 8, 2021, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13724122. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/press, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/press, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Millions of people Learn with Chegg. We strive to improve educational outcomes by putting the student first. We support students on their journey from high school to college and into their career with tools designed to help them learn their course materials, succeed in their classes, save money on required materials, and learn the most in-demand skills. Our services are available online, anytime and anywhere. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, non-GAAP net income per share, and free cash flow. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” and “Reconciliation of Forward-Looking Net Income (Loss) to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for print textbook depreciation expense and to exclude share-based compensation expense, other income (expense), net, acquisition-related compensation costs, transitional logistic charges and restructuring charges; (2) non-GAAP operating expenses as operating expenses excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs and restructuring charges; (3) non-GAAP income from operations as (loss) income from operations excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, transitional logistic charges and restructuring charges; (4) non-GAAP net income as net income (loss) excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, amortization of debt discount and issuance costs, the loss on early extinguishment of debt, the net loss on change in fair value of derivative instruments, the gain on sale of strategic equity investments, transitional logistic charges and restructuring charges; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of outstanding stock options, RSUs, PSUs, and shares related to our convertible senior notes, to the extent such shares are not already included in our weighted average shares outstanding; (6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding; and (7) free cash flow as net cash provided by operating activities adjusted for purchases of property and equipment, purchases of textbooks and proceeds from disposition of textbooks. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net Income (Loss) to EBITDA and Adjusted EBITDA,” and “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation expense provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with acquisitions, which results in non‑cash expenses that may not otherwise have been incurred. Chegg believes excluding the expense associated with intangible assets from non-GAAP measures allows for a more accurate assessment of its ongoing operations and provides investors with a better comparison of period-over-period operating results.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt discount and issuance costs.

Beginning January 1, 2021, as a result of our adoption of Accounting Standards Update (ASU) 2020-06 (ASU 2020-06), we account for our convertible senior notes entirely as a liability and no longer record interest expense related to the amortization of the debt discount. We continue to recognize the effective interest expense on our convertible senior notes and amortize the debt issuance costs over the term of the convertible senior notes. We adopted ASU 2020-06 under the modified retrospective method applied to convertible senior notes outstanding as of January 1, 2021 and have not changed previously disclosed amounts or provided additional disclosures for comparative periods. Prior to our adoption of ASU 2020-06, we were required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes and recognize the effective interest expense on our convertible senior notes and amortize the debt discount and issuance costs over the term of the notes.

The difference between the effective interest expense and the contractual interest expense are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. Chegg believes that the exclusion of the non-cash interest expense provides investors with a better comparison of period-over-period operating results.

Loss on early extinguishment of debt.

Beginning January 1, 2021, as a result of our adoption of ASU 2020-06 and accounting for our convertible senior notes entirely as a liability, we are required to compare the total consideration of extinguished convertible senior notes to the respective carrying amounts to record a loss. Prior to our adoption of ASU 2020-06, we were required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes which required us to estimate the fair value of extinguished or converted convertible senior notes and compare to the respective carrying amount to record a loss.

The loss on early extinguishment of debt is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Loss on change in fair value of derivative instruments, net.

Our convertible senior notes embedded conversion options and related capped call instruments meet certain conditions for exclusion as derivative instruments and instead meet conditions to be classified in equity. The embedded conversion features and capped call transactions are not remeasured as long as they continue to meet the conditions for equity classification, otherwise they are classified as derivative instruments and recorded at fair value with changes in fair value recorded in other (expense) income, net. The loss on change in fair value of derivative instruments is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Gain on sale of strategic equity investment.

The gain on sale of strategic equity investment represents a one-time event to record a gain on our strategic equity investment in a foreign entity that was acquired. The gain on sale of strategic equity investment is a one-time event and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Transitional logistics charges.

The transitional logistics charges represent incremental expenses incurred as we transition our print textbooks to a new third party logistics provider. Chegg believes that it is appropriate to exclude them from non-GAAP financial measures because it is the result of an event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Restructuring charges.

Restructuring charges represent expenses incurred in conjunction with the change in our go-to-market strategy for our Thinkful product offering which we believe will have the most growth potential to serve learners. Chegg believes that it is appropriate to exclude them from non-GAAP financial measures because it is the result of an event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Loss from impairment of strategic equity investment.

The loss from impairment of strategic equity investment represents a one-time event to record an impairment charge on our strategic equity investment in WayUp, Inc. The loss from impairment of strategic equity investment is a non-cash expense and we believe the exclusion of the impairment charge from non-GAAP financial measures provides investors with a better comparison of period-over-period results.

Effect of shares for stock plan activity.

The effect of shares for stock plan activity represents the dilutive impact of outstanding stock options, RSUs, and PSUs calculated under the treasury stock method.

Effect of shares related to convertible senior notes.

Beginning January 1, 2021, as a result of our adoption of ASU 2020-06, the effect of shares related to convertible senior notes represents the dilutive impact of outstanding convertible senior notes calculated under the if-converted method which assumes all outstanding convertible senior notes are converted at the beginning of the period resulting in a higher share count when calculating the dilutive impact. Prior to our adoption of ASU 2020-06, the effect of shares related to convertible senior notes represents the dilutive impact of outstanding convertible senior notes calculated under the treasury stock method.

The effect of shares related to convertible senior notes represents the dilutive impact of our convertible senior notes, to the extent such shares are not already included in our weighted average shares outstanding as they were antidilutive on a GAAP basis.

Free cash flow.

Free cash flow represents net cash provided by operating activities adjusted for purchases of property and equipment and purchases of textbooks and including proceeds from the disposition of textbooks. Chegg considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and textbooks, which can then be used to, among other things, invest in Chegg's business and make strategic acquisitions. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in Chegg's cash balance for the period.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding the impact of the ongoing coronavirus (COVID-19) pandemic on Chegg’s financial condition and results of operations, Chegg's continued momentum and 2021 guidance; and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: the effects of the COVID-19 pandemic on Chegg’s business and the economy generally; Chegg’s ability to attract new students, which have an inherently high rate of turnover primarily due to graduation; changes in search engine methodologies that modify Chegg’s search result page rankings, resulting in decreased student engagement on Chegg’s website; competition in aspects of Chegg’s business, and Chegg expects such competition to increase; Chegg’s ability to maintain its services and systems without interruption, including as a result of technical issues or cybersecurity threats; third-party payment processing risks; adoption of government regulation of education unfavorable to Chegg; the rate of adoption of Chegg’s offerings; mobile app stores and mobile operating systems making Chegg’s apps and mobile website available to students and to grow Chegg’s user base and increase their engagement; Chegg’s ability to expand internationally; colleges and governments restricting online access or access to Chegg’s website; Chegg’s ability to strategically take advantage of new opportunities; competitive developments, including pricing pressures and other services targeting students; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg's brand and reputation; the outcome of any current litigation and investigations; the ability of our logistics partner to manage the fulfillment processes; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; regulatory changes, in particular concerning privacy and marketing; any significant disruptions related to cybersecurity or cyber-attacks; changes in the education market, including as a result of COVID-19; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg's Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on February 22, 2021, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$713,837	$479,853
Short-term investments	1,038,345	665,567
Accounts receivable, net of allowance of $111 and $153 at September 30, 2021 and December 31, 2020, respectively	9,302	12,913
Prepaid expenses	35,164	12,776
Other current assets	29,316	11,846
Total current assets	1,825,964	1,182,955
Long-term investments	813,500	523,628
Textbook library, net	15,834	34,149
Property and equipment, net	156,121	125,807
Goodwill	290,499	285,214
Intangible assets, net	43,573	51,249
Right of use assets	19,520	24,226
Other assets	22,484	24,030
Total assets	$3,187,495	$2,251,258
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$10,518	$8,547
Deferred revenue	49,983	32,620
Accrued liabilities	73,320	68,565
Total current liabilities	133,821	109,732
Long-term liabilities
Convertible senior notes, net	1,676,749	1,506,922
Long-term operating lease liabilities	14,137	19,264
Other long-term liabilities	8,271	5,705
Total long-term liabilities	1,699,157	1,531,891
Total liabilities	1,832,978	1,641,623
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value per share, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share: 400,000,000 shares authorized; 144,901,435 and 129,343,524 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	145	129
Additional paid-in capital	1,717,421	1,030,577
Accumulated other comprehensive (loss) income	(1,552)	1,530
Accumulated deficit	(361,497)	(422,601)
Total stockholders' equity	1,354,517	609,635
Total liabilities and stockholders' equity	$3,187,495	$2,251,258

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenues	$171,942	$154,018	$568,798	$438,617
Cost of revenues(1)	67,102	62,370	199,194	148,284
Gross profit	104,840	91,648	369,604	290,333
Operating expenses:
Research and development(1)	43,269	44,041	130,995	123,956
Sales and marketing(1)	27,239	24,625	75,139	60,621
General and administrative(1)	33,971	40,784	111,560	98,221
Total operating expenses	104,479	109,450	317,694	282,798
Income (loss) from operations	361	(17,802)	51,910	7,535
Interest expense, net and other income (expense), net:
Interest expense, net	(1,633)	(17,468)	(5,263)	(44,320)
Other income (expense), net	8,670	(804)	(66,618)	7,396
Total interest expense, net and other income (expense), net	7,037	(18,272)	(71,881)	(36,924)
Income (loss) before provision for income taxes	7,398	(36,074)	(19,971)	(29,389)
Provision for income taxes	747	1,066	5,793	2,875
Net income (loss)	$6,651	$(37,140)	$(25,764)	$(32,264)
Net income (loss) per share
Basic	$0.05	$(0.29)	$(0.18)	$(0.26)
Diluted	$0.05	$(0.29)	$(0.18)	$(0.26)
Weighted average shares used to compute net income (loss) per share
Basic	144,746	126,194	140,775	124,162
Diluted	146,699	126,194	140,775	124,162

(1) Includes share-based compensation expense as follows:
Cost of revenues	$393	$262	$1,174	$644
Research and development	8,917	8,433	25,976	23,044
Sales and marketing	3,051	2,431	9,625	7,053
General and administrative	12,151	10,403	39,382	28,668
Total share-based compensation expense	$24,512	$21,529	$76,157	$59,409

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating activities
Net loss	$(25,764)	$(32,264)
Adjustments to reconcile net loss to net cash provided by operating activities:
Print textbook depreciation expense	9,024	10,699
Other depreciation and amortization expense	46,273	33,088
Share-based compensation expense	76,157	59,409
Amortization of debt discount and issuance costs	4,509	42,910
Repayment of convertible senior notes attributable to debt discount	—	(14,912)
Loss on early extinguishment of debt	78,152	3,315
Loss on change in fair value of derivative instruments, net	7,148	—
Loss from write-off of property and equipment	1,857	1,057
Loss from impairment of strategic equity investment	—	10,000
Gain on sale of strategic equity investments	(12,496)	—
Loss (gain) on textbook library, net	8,765	(2,028)
Operating lease expense, net of accretion	4,527	3,400
Restructuring charges	1,851	—
Other non-cash items	498	(102)
Change in assets and liabilities, net of effect of acquisition of businesses:
Accounts receivable	3,593	106
Prepaid expenses and other current assets	(31,070)	(6,178)
Other assets	9,472	(2,638)
Accounts payable	1,820	(1,634)
Deferred revenue	17,363	32,239
Accrued liabilities	10,552	34,276
Other liabilities	(4,108)	(2,088)
Net cash provided by operating activities	208,123	168,655
Investing activities
Purchases of property and equipment	(67,126)	(57,457)
Purchases of textbooks	(10,666)	(49,641)
Proceeds from disposition of textbooks	7,815	7,012
Purchases of investments	(1,574,060)	(968,106)
Maturities of investments	893,315	412,046
Purchase of strategic equity investment	—	(2,000)
Proceeds from sale of strategic equity investments	16,076	—
Acquisition of businesses, net of cash acquired	(7,891)	(92,796)
Net cash used in investing activities	(742,537)	(750,942)
Financing activities
Proceeds from common stock issued under stock plans, net	5,373	9,236
Payment of taxes related to the net share settlement of equity awards	(89,339)	(65,224)
Proceeds from issuance of convertible senior notes, net of issuance costs	—	984,096
Purchase of convertible senior notes capped call	—	(103,400)
Proceeds from equity offering, net of offering costs	1,091,466	—
Repayment of convertible senior notes	(300,755)	(159,677)
Proceeds from exercise of convertible senior notes capped call	69,005	57,414
Payment of escrow related to acquisition	(7,451)	—
Net cash provided by financing activities	768,299	722,445
Net increase in cash, cash equivalents and restricted cash	233,885	140,158
Cash, cash equivalents and restricted cash, beginning of period	481,715	389,432
Cash, cash equivalents and restricted cash, end of period	$715,600	$529,590

	Nine Months Ended September 30,
	2021	2020
Supplemental cash flow data:
Cash paid during the period for:
Interest	$1,053	$1,546
Income taxes, net of refunds	$5,610	$2,450
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$5,934	$5,174
Right of use assets obtained in exchange for lease obligations:
Operating leases	$—	$1,713
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$1,837	$6,102
Accrued escrow related to acquisition	$—	$7,451
Issuance of common stock related to repayment of convertible senior notes	$235,521	$327,141

	September 30,
	2021	2020
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$713,837	$527,541
Restricted cash included in other current assets	—	313
Restricted cash included in other assets	1,763	1,736
Total cash, cash equivalents and restricted cash	$715,600	$529,590

CHEGG, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$6,651	$(37,140)	$(25,764)	$(32,264)
Interest expense, net	1,633	17,468	5,263	44,320
Provision for income taxes	747	1,066	5,793	2,875
Print textbook depreciation expense	2,443	3,637	9,024	10,699
Other depreciation and amortization expense	16,086	13,254	46,273	33,088
EBITDA	27,560	(1,715)	40,589	58,718
Print textbook depreciation expense	(2,443)	(3,637)	(9,024)	(10,699)
Share-based compensation expense	24,512	21,529	76,157	59,409
Other income (expense), net	(8,670)	804	66,618	(7,396)
Acquisition-related compensation costs	1,249	4,945	5,127	9,161
Transitional logistics charges	2,301	—	6,547	—
Restructuring charges	1,851	—	1,851	—
Loss from impairment of strategic equity investment	—	10,000	—	10,000
Adjusted EBITDA	$46,360	$31,926	$187,865	$119,193

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating expenses	$104,479	$109,450	$317,694	$282,798
Share-based compensation expense	(24,119)	(21,267)	(74,983)	(58,765)
Amortization of intangible assets	(877)	(4,408)	(4,217)	(9,875)
Acquisition-related compensation costs	(1,249)	(4,945)	(5,127)	(9,161)
Restructuring charges	(818)	—	(818)	—
Loss from impairment of strategic equity investment	—	(10,000)	—	(10,000)
Non-GAAP operating expenses	$77,416	$68,830	$232,549	$194,997

Income (loss) from operations	$361	$(17,802)	$51,910	$7,535
Share-based compensation expense	24,512	21,529	76,157	59,409
Amortization of intangible assets	3,047	4,408	10,674	9,875
Acquisition-related compensation costs	1,249	4,945	5,127	9,161
Transitional logistics charges	2,301	—	6,547	—
Restructuring charges	1,851	—	1,851	—
Loss from impairment of strategic equity investment	—	10,000	—	10,000
Non-GAAP income from operations	$33,321	$23,080	$152,266	$95,980

Net income (loss)	$6,651	$(37,140)	$(25,764)	$(32,264)
Share-based compensation expense	24,512	21,529	76,157	59,409
Amortization of intangible assets	3,047	4,408	10,674	9,875
Acquisition-related compensation costs	1,249	4,945	5,127	9,161
Amortization of debt discount and issuance costs	1,412	17,018	4,509	42,910
Loss on early extinguishment of debt	—	3,315	78,152	3,315
Loss on change in fair value of derivative instruments, net	—	—	7,148	—
Gain on sale of strategic equity investments	(7,158)	—	(12,496)	—
Transitional logistics charges	2,301	—	6,547	—
Restructuring charges	1,851	—	1,851	—
Loss from impairment of strategic equity investment	—	10,000	—	10,000
Non-GAAP net income	$33,865	$24,075	$151,905	$102,406

Weighted average shares used to compute net income (loss) per share, diluted	146,699	126,194	140,775	124,162
Effect of shares for stock plan activity	—	4,268	2,727	4,406
Effect of shares related to convertible senior notes	22,875	8,721	23,876	4,422
Non-GAAP weighted average shares used to compute non-GAAP net income per share, diluted	169,574	139,183	167,378	132,990

Net income (loss) per share, diluted	$0.05	$(0.29)	$(0.18)	$(0.26)
Adjustments	0.15	0.46	1.09	1.03
Non-GAAP net income per share, diluted	$0.20	$0.17	$0.91	$0.77

CHEGG, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2021	2020
Net cash provided by operating activities	$208,123	$168,655
Purchases of property and equipment	(67,126)	(57,457)
Purchases of textbooks	(10,666)	(49,641)
Proceeds from disposition of textbooks	7,815	7,012
Free cash flow	$138,146	$68,569

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ending December 31, 2021	Year Ending December 31, 2021
Net income (loss)	$3,100	$(22,700)
Interest expense, net	1,600	6,900
Provision for income taxes	1,800	7,600
Textbook library depreciation expense	2,500	11,500
Other depreciation and amortization expense	17,300	63,600
EBITDA	26,300	66,900
Textbook library depreciation expense	(2,500)	(11,500)
Share-based compensation expense	35,100	111,200
Other income (expense), net	(600)	66,000
Acquisition-related compensation costs	8,300	13,500
Transitional logistic charges	1,100	7,700
Restructuring charges	300	2,200
Adjusted EBITDA*	$68,000	$256,000

* Adjusted EBITDA guidance for the three months ending December 31, 2021 and year ending December 31, 2021 represent the midpoint of the ranges of $67 million to $69 million and $255 million to $257 million, respectively.